UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            February 4, 2013

ZYGO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0864500
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Laurel Brook Road, Middlefield, CT	06455-0448
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 347-8506

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement with Anthony Allan. On February 4, 2013, Zygo Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Anthony Allan.

Pursuant to the Employment Agreement, Mr. Allan is employed as Senior Vice President of Worldwide Operations of the Company. The Employment Agreement has a term that began on February 4, 2013, and will, unless sooner terminated, continue through February 4, 2016, with automatic one-year renewals unless either party gives written notice of non-renewal to the other at least thirty days prior to the expiration of the then current initial or renewal term. Mr. Allan will receive a base salary of $286,000 per year, subject to review at the start of each fiscal year in accordance with the Company’s annual review of executive compensation. In addition, with respect to each fiscal year of the Company, Mr. Allan will be entitled to receive a target bonus of up to 50% of his base salary in accordance with the Company’s Management Incentive Plan. The bonus for the 2013 fiscal year will be prorated with respect to his actual base earning for the fiscal year. The Employment Agreement also provides for an initial equity award consisting of options to purchase 50,000 shares of common stock of the Company at an exercise price of $15.84 per share. See Item 5.02(e) below for a description of the stock option agreement for this initial equity award. Mr. Allan will be eligible to participate in the Company’s benefit plans covering other senior executives, will be entitled to four weeks of paid vacation in each calendar year and reimbursement of reasonable business expenses.

If the Employment Agreement is terminated before the end of the initial or a renewal term by the Company without Cause (as defined in the Employment Agreement) or by Mr. Allan for Good Reason (as defined in the Employment Agreement), then, in addition to previously earned and unpaid salary, bonus and benefits, and subject to the execution and delivery of a general release and continuing compliance with non-compete, non-solicitation and other restrictive covenants, Mr. Allan will be entitled to receive up to twelve months of compensation at the annual base salary then in effect at the time of the termination.

A copy of the Employment Agreement is set forth in Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02 (c) Effective on February 4, 2013, the Company appointed Anthony Allan as its Senior Vice President of Worldwide Operations, pursuant to the Employment Agreement (see Item 1.01 above, which is incorporated herein by reference). Most recently, Mr. Allan served as Chief Operating Officer of Masimo Corporation, a publicly traded medical technology company that develops, manufactures, and markets non-invasive patient monitoring products worldwide. Prior to joining Masimo, Mr. Allan had been Vice President - Global Business Units, Instrumentation and Medical Sector, with Jabil Inc., an electronics design, manufacturing and product solutions company. Mr. Allan holds a Post Graduate Diploma in Quality Engineering from the University of Paisley and a H.N.D. in Engineering from Glasgow College.

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5.02 (e) The description of the Company’s compensatory arrangements contained in the Employment Agreement with Mr. Allan, set forth in Item 1.01 above, is incorporated herein by reference. In addition, as noted in Item 1.01, on February 4, 2013, in accordance with the Employment Agreement, Mr. Allan received an equity award (the “Equity Award”) consisting of options to purchase 50,000 shares of common stock of the Company at an exercise price of $15.84 per share. The Equity Award is governed by the Company’s 2012 Equity Incentive Plan.

On February 4, 2013, the Company also entered into an Executive Transition Agreement (the “Transition Agreement”) with Anthony Allan. The Transition Agreement provides that if, within one year following a change in control of the Company (as defined in the Transition Agreement), the Company or its successor terminates the employment of Mr. Allan without cause (as defined in the Agreement), or Mr. Allan voluntarily terminates his employment for good reason (as defined in the Transition Agreement), Mr. Allan will receive a lump-sum cash payment equal to (i) the pro rata portion of his target bonus amount for the fiscal year in which his employment is terminated (based on the number of days elapsed in that year); and (ii) the sum of (a) one year’s then-current annual base salary plus (b) 100% of his target bonus amount for the fiscal year in which his employment is terminated. The Transition Agreement further provides for the accelerated vesting of shares of restricted stock, stock options or other equity-based incentive awards granted to Mr. Allan and for continued participation, at the same benefit and contribution levels, in the Company’s group health plan for one year following such termination of employment, in the event of a change in control. The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Executive Transition Agreement, which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2012.

Item 8.01 Other Events.

On February 4, 2013, the Company issued a press release announcing the appointment of Anthony Allan as Senior Vice President of Worldwide Operations. A copy of the press release is set forth in Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of February 4, 2013, by and between Zygo Corporation and Anthony Allan.

99.1	Press Release, dated February 4, 2013, issued by Zygo Corporation announcing the appointment of Anthony Allan as Senior Vice President of Worldwide Operations.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: February 8, 2013	By:	/s/ John P. Jordan
Name: John P. Jordan Title: Vice President, Chief Financial Officer & Treasurer
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EXHIBIT INDEX

10.1	Employment Agreement, dated as of February 4, 2013, by and between Zygo Corporation and Anthony Allan.

99.1	Press Release, dated February 4, 2013, issued by Zygo Corporation announcing the appointment of Anthony Allan as Senior Vice President of Worldwide Operations.
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